Exhibit 10.39

June 20, 2013

Mr. Mohammed Zeidan
409 Rosemary St.
Dearborn, MI 48127

Dear Mo:

RE: CONSULTING AGREEMENT EXTENSION

We refer to your consulting agreement (the “Consulting Agreement”) dated August 10, 2009 setting forth the terms pursuant to which you have continued to be a consultant (“Consultant”) to Integral Technologies, Inc., or its affiliate ElectriPlast Corp. (the “Company” or “Integral”). Consultant and the Company hereby mutually agree to extend the Consulting Agreement through June 30, 2016, effective as of August 1, 2011.

Consultant and the Company agree that Consultant shall become an employee of the Company and agree to terminate the Consulting Agreement and any extension, at a time to be determined solely by the Company. The parties agree to negotiate in good faith an employment contract for Consultant that is in line with the position, duties and responsibilities that Consultant will fulfill in his new role as an employee of the Company.

The terms and conditions set forth in the Consulting Agreement shall continue with the following changes:

a.            Section 2 Term: The Consulting Agreement shall expire on June 30, 2016 unless terminated earlier as provided in the Consulting Agreement, or the parties shall mutually agree to further extend the Consulting Agreement or enter into a new agreement.

b.            Section 3(b) Compensation: The Company shall treat the 2,000,000 options as being 100% vested and extend the expiration date on all the options until June 30, 2016. The strike price remains the same.

c.            Section 4(a) Termination: Either party may terminate the Consulting Agreement at the following “six month” intervals with 30 days notice: December 31, 2013, June 30, 2014, December 31, 2014, June 30, 2015, December 31, 2015.

d.            Section 4(b) Termination: Replace original in its entirety with the following: “If the Consultant Term is terminated without Cause, Consultant will be entitled to receive the full amount of the remaining compensation as identified in paragraph 3.a as it becomes due, unless the termination is due to the parties, after negotiating in good faith, not being able to reach an employment agreement to replace the Consulting Agreement. If the termination is due to the parties’ inability to reach an employment agreement, then the Company will pay Consultant only those amounts due as identified in paragraph 3.a, prorated, to the Termination Date and any unpaid expenses as of the Termination Date. Upon delivery of the payment described in this Section 4(b), the Company will have no further obligation to Consultant under the Consulting Agreement.

e.            Section 4(c) Termination: There is a typo in this section. Please delete the last sentence and replace with the following: “Upon delivery of the payment described in this Section 4(c), the Company will have no further obligation to Consultant under this agreement.”

In addition to the consulting agreement extension, the Company shall provide a restricted stock award grant to Consultant, as may be agreed to between the parties in a separate agreement.

For your convenience, a copy of the Consulting Agreement is attached to this letter.

Please confirm your acceptance of the extension of the Consulting Agreement as set forth above by signing below.

Sincerely,

/s/ Doug Bathauer

Douglas Bathauer,
CEO

Agree and Accepted:          /s/ Mo Zeidan
Mohammed Zeidan
Date: June 20, 2013